                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 FORM SB-2/A-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            NETFRAN DEVELOPMENT CORP.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

        FLORIDA                        6794                      65-0983277
------------------------     --------------------------       ----------------
(State of Incorporation)         (Primary Standard            (I.R.S. Employer
                              Industrial Classification         I.D. Number)
                                      Number)


       2801 N.E. 208TH TERRACE, 2ND FLOOR, MIAMI, FL 33180 (305-931-4000)
       ------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


               2801 N.E. 208TH TERRACE, 2ND FLOOR, MIAMI, FL 33180
               ---------------------------------------------------
                    (Address of principal place of business)


                            Elliot Krasnow, President
                            Netfran Development Corp.
                       2801 N.E. 208th Terrace, 2nd Floor
                                 Miami, FL 33180
                                 (305) 931-4000
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                           Joel Bernstein, Esq., P.A.
                         11900 Biscayne Blvd., Suite 604
                              Miami, Florida 33181
                              Tel.: (305) 892-1122
                               Fax:(305) 892-0822

Approximate date of proposed commencement of sale to the public: As soon as possible after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]



                                        CALCULATION OF REGISTRATION FEE
===============================================================================================================

                                                                                PROPOSED
                                    AMOUNT OF        PROPOSED                   MAXIMUM
                                    SHARES           MAXIMUM                    AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF              TO BE            OFFERING PRICE             OFFERING         REGISTRATION
SECURITIES TO BE REGISTERED         REGISTERED       PER UNIT(1)                PRICE            FEE
---------------------------         ----------       -----------                ----------       -------------
Common Stock                         3,340,088         $.024                     $81,757          $20.44


===============================================================================================================


(1) Estimated solely for purposes of calculating the registration fee based upon Registrant's book value as of March 31, 2001 pursuant to Rule 457(f)(2).

         The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

PROSPECTUS DATED JULY __, 2002 - SUBJECT TO COMPLETION



                            NETFRAN DEVELOPMENT CORP.
                        3,340,088 Shares of Common Stock


         This prospectus relates to the distribution by Netvertise, Inc., ("Netvertise"), as selling shareholder, of 3,340,088 shares of common stock of Netfran Development Corp., a Florida corporation, to holders of record of Netvertise common stock as of the close of business on the record date of July 18, 2001. The shares will be distributed on the basis of one share of Netfran for every share of Netvertise held on the Record Date.


         Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         Prior to this offering, there has been no market for the trading of Netfran's shares.

         THESE SECURITIES INVOLVE RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Prospectus Summary.......................................................    5

Risk Factors.............................................................    6

Capitalization...........................................................    8

Management's Discussion and Analysis
   of Financial Condition and Results of Operation.......................    9

Business of Netfran......................................................   11

Management...............................................................   21

Principal Stockholders...................................................   23

Certain Relationships and Related Transactions...........................   24

Description of Securities................................................   24

The Distribution.........................................................   26

Legal Proceedings........................................................   27

Legal Matters............................................................   27

Auditors.................................................................   27

Where You Can Find More Information......................................   28

Financial Statements.....................................................  F-1

                               PROSPECTUS SUMMARY


         Netfran is a Florida corporation which was incorporated in January 2000. We are a franchisor of Internet website design, hosting, updating, maintenance, administration and consulting services.

         Netfran's principal executive offices are currently located at 2801 N.E. 208th Terrace, 2nd Floor, Miami, FL 33180, and its telephone number at that address is (305) 931-4000.

THE DISTRIBUTION

         3,340,088 shares of common stock of Netfran Development Corp. a Florida corporation, will be distributed to holders of record of Netvertise common stock as of the close of business on July 18, 2001 (the "record date"). The shares will be distributed on the basis of one share of Netfran for every share of Netvertise held on the record date. The shares of Netvertise being distributed represent 99% of the total outstanding shares of Netfran and Netvertise will own no shares of Netfran after the distribution.

         The shares will be mailed to the shareholders of Netvertise as soon as possible after the date of this Prospectus, but in no event later than forty-five (45) days thereafter. There will be no charge, fee, assessment or other cost to the shareholders of Netvertise for the shares and no proceeds to either Netvertise or Netfran will be generated from the distribution. The cost of the distribution will be paid by Netvertise.

         At the time the distribution is completed, Netfran will be a separate publicly owned company in which Netvertise will have no further equity interest.

                             SUMMARY FINANCIAL DATA


         The summary financial information presented below is derived from our audited financial statements for the period from March 7, 2000 (inception) through December 31, 2000 and for the year ended December 31, 2001 and our unaudited financial statements for the three months ended March 31, 2001 and 2002.


STATEMENT OF OPERATIONS DATA:


                                                                                                            THREE MONTHS ENDED
                                            FROM INCEPTION                                                       MARCH 31,
                                            (MARCH 7, 2000)               YEAR                             ---------------------
                                            THROUGH DECEMBER 31, 2000     ENDED DECEMBER 31, 2001          2001            2002
                                            -------------------------     -------------------------        ----            ----
Revenues                                        $  257,046                        $  692,626           $   155,872    $    91,909
Net income (loss)                               $  (66,403)                       $ (192,189)                5,420        (96,267)
Net income (loss) per common share(1)           $     (.02)                       $     (.06)                 (.00)           .03
Weighted average number of shares(1)             3,340,088                         3,340,088             3,340,088      3,340,088


-----------------
(1)   Reflects a stock split in 2001.


BALANCE SHEET DATA:


                                      DECEMBER 31, 2000     DECEMBER 31, 2001      MARCH 31, 2002
                                      -----------------     ------------------     --------------
Working capital (deficit)                 $ 64,587                $(122,266)       $  33,087

Total assets                              $247,619                $ 449,773        $ 607,087

Total liabilities                         $168,652                $ 562,995        $ 816,577

Stockholders' equity (deficit)            $ 78,967                $(113,222)       $(209,490)


                                  RISK FACTORS

         Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning to hold or sell our common stock.

         Because we commenced operations in March 2000, our future success is uncertain as is our ability to continue to generate revenues.


         We have generated revenues of $257,046 from inception, March 7, 2000 to December 31, 2000 and $692,626 in the year ended December 31, 2001. Accordingly, we, have a limited operating history on which to base an evaluation of our business and our ability to generate revenues. Our success is dependent upon the successful marketing of franchises and the success of our franchisees in achieving revenues upon which we receive royalties, as to which there is no assurance.




         We have no arrangements or sources of additional capital and may have to curtail our operations if additional capital is not available if we need it.



         We are currently spending more to operate our business than we receive in revenues. There can be no assurance that we can obtain additional capital if this pattern continues. Netvertise has no obligation to provide us with facilities and personnel if we cannot pay for them.

         You may be unable to sell the Netfran shares which you will receive in the distribution and may have to hold them for an indefinite period of time.



         There is no public trading market for our common stock. Our common stock will not be listed on a national securities exchange or Nasdaq. If a public market does not develop you may have to hold the Netfran shares for an indefinite period of time and may not be able to find a purchaser for them. Management's strategy is to seek to have the common stock trade on the over-the-counter market and quoted on the OTC Bulletin Board as soon as practicable. However, to date we have not solicited any securities brokers to become market-makers of our common stock. There can be no assurance that an active trading market for the common stock will develop or be sustained upon the registration statement becoming effective or that the market price of the common stock will not decline below the initial public trading price. The initial public trading price will be determined by market makers independent of us.



OUR REVENUES WOULD BE REDUCED IF WE HAD TO REPLACE NETVERTISE AS A SERVICE PROVIDER



         Netfran relies substantially on Netvertise to provide personnel and facilities for the operation of Netfran's day-to-day operations. Additionally, Netfran's franchisees are required to utilize the Netvertise website hosting facility and depend on Netvertise for advanced services in connection with their business. Netfran and its franchisees are dependent upon Netvertise to provide such services and facilities. In the event that Netvertise was unable to provide such services and facilities they would have to be obtained elsewhere which could require us to stop selling franchises until alternative providers could be obtained. Royalties and advertising fees from our franchisees could also be reduced if they were unable to provide certain services to their customers until alternative providers could be obtained.




OUR BUSINESS MAY NOT BE SUCCESSFUL IF OUR FRANCHISEES DO NOT GENERATE REVENUE FROM THE OPERATION OF THEIR FRANCHISE



         To date, most of our revenue have come from initial sales of franchises and we believe that this will continue to be the case for at least the next five years. When sales of the franchises are slow or decline we will be more dependent upon ongoing royalties from our franchisees. Royalties from our franchisees will depend upon the success in generating revenues in the operation of their franchises.



OUR EXPENSES COULD INCREASE AND OUR MANAGEMENT COULD BE INADEQUATE IF NETVERTISE TOOK ADVANTAGE OF OUR RELATIONSHIP


         Our operations will be subject to conflicts of interest with Netvertise, including the following:

         All of our officers and directors are also affiliates of Netvertise.

         Our president, our chief financial officer and our vice president are currently employees of Netvertise and they will remain part-time employees of Netvertise.

         Although we believe all transactions between Netfran and Netvertise have been and will be fair, these conflicts may cause our business to be adversely affected.

         For example:


         - Future business dealings between Netfran and Netvertise may be on terms less favorable to us than we could achieve on an arm's length basis and cost us more than could be obtained elsewhere.



         - We may have to compete with Netvertise for the time and attention of our officers and directors for our business or hire additional personnel.


         - The terms of our agreement with Netvertise may be less favorable to us than we could have achieved on an arm's length basis.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

         o the success or failure of management's efforts to implement our business strategy;

         o  the uncertainty of demand for our franchises;

         o  our ability to compete with major established companies;

         o  our ability to attract and retain quality employees; and

         We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                 CAPITALIZATION



         The following table sets forth the capitalization of Netfran at March 31, 2002 and as adjusted to reflect the agreement of Netvertise to contribute the receivable the amount of $488,041 owed by Netfran to Netvertise to Netfran's capital prior to the distribution.



                                          MARCH 31, 2002            AS ADJUSTED
                                        -----------------           -----------

Long Term Debt                              $250,000                $ 250,000
Current Liabilities                          566,577                   78,536

Shareholders' Equity
 Common Stock, $.001 par value,
 50,000,000 authorized, 3,340,088
 issued and outstanding (1)                    3,340                    3,340

Paid in capital                              142,030                  630,071

Retained Earnings (deficit)                 (354,860)                (354,860)

Total Shareholders' Equity (deficit)        (209,490)                 278,551

Total Capitalization                         607,087                  607,087


-----------
(1)   Reflects a stock split in July 2001.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our results of operations and liquidity and capital resources should be read in conjunction with our Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Overview

         The Company was formed in the State of Florida and incorporated in the State of Florida in January 2000 to market the Netspace Franchise System and began marketing of franchises in May 2000.


         We derive our revenues from franchise operations, which include a franchise fee, currently $35,000 per unit, in an identified territory, revenue sharing with franchisees, and 10% on-going royalties based on gross retail revenues to the franchisees' customers, and advertising fees of 1% of revenues generated by its franchisees. We financed the purchase of three franchises in 2000 and 2001. We wrote off $23,197 when two franchisees defaulted on their notes. We no longer provide financing terms for franchise fees.


         To date, substantially all of our revenues comes from the initial sale of franchises. We anticipate that our revenues from ongoing royalties will rise as our franchisees establish and build their businesses. We believe that sale of franchises will continue to generate the bulk of our revenues for at least the next five years in view of the large part of the country where we have not sold franchises. However, when sales of franchises slow or decline we will become more dependent on ongoing royalties from our franchisees. We will support our franchisees by advertising and training but cannot predict what level of revenues we will achieve from ongoing royalties from our franchisees.


RESULTS OF OPERATIONS


         THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2001



         During the first 3 months of 2002 we sold 2 franchises for $60,000 compared to the sale of 7 franchises in the few months ended March 31, 2001 for which we received $148,000. We believe that this reduction of sales activities was related to the general contraction of business activity reported for such period in 2002. Royalty and advertising fees from our franchisees were $12,620 in the 2002 quarter compared to $3,947 received in the 2001 quarter. This reflects the activities of a greater number of franchisees in 2002 compared to 2001 as well as to increased sales activities by our franchisees as they continue to operate their businesses. Selling, general and administrative expenses were $188,176 in the 2002 quarter compared to $150,452 in the 2001 quarter. We spent considerably less on advertising in the 2002 quarter but significantly increased salary and wages.



         As a result we incurred a net loss of $96,267 compared to net income of $5,420 in 2001.


         YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000


         In 2001 we sold 23 franchises for $653,000 compared to the sale of 10 franchises in 2000 for $240,000. Royalty and advertising fees (including minimum monthly royalties) from our franchisees were $27,338 in 2001 compared to $3,580 in 2000 reflecting additional franchises.


         Selling, general and administrative expenses were $884,815 in 2001 compared to $322,018 in 2000. As a percentage of total revenues such expenses were 128% in 2001 and 125% in 2000. The increase is primarily due to increased advertising and salaries and wages.

         As a result we incurred a net loss of $192,189 in 2001 compared to $66,403 in 2000.

         We are required to utilize all advertising fees received from its franchisees on advertising programs. As a result, we reflect a corresponding expense related to these advertising costs as well as our own franchise marketing efforts as an early stage franchisor.


LIQUIDITY AND CAPITAL RESOURCES


         Under our agreement with Netvertise, Inc. we pay only for facilities, personnel, and services which we request from Netvertise. We can adjust our expenses rapidly to respond to our available funds from operations by reducing services requested from Netvertise.


         As of December 31, 2001 we owed Netvertise $488,041. Such amount represents an open account with Netvertise and does not accrue interest or have a definite payment date. Netvertise has agreed to contribute such amount to our capital prior to the distribution. On March 6, 2002, Netfran borrowed $250,000 from Netvertise and issued a promissory note to Netvertise which provides for repayment on March 6, 2004 with interest at 7%.


         Netvertise has no other obligation to support our capital requirements before or after the distribution. We believe that we will have sufficient liquidity to meet our needs for the next twelve months based upon our expected expenses and funds on hand and expected from anticipated revenues from operations, including minimum royalties payable by our franchisees.

                               BUSINESS OF NETFRAN


         Netfran Development Corp. is a franchisor of Internet web site design, hosting, updating, maintenance, administration, e-mail publishing and consulting services, marketing and advertising services and related services under the registered servicemark "NETSPACE". Our franchisees seek to assist small and medium size businesses to implement an effective Internet World Wide Web strategy. We have a total of 45 franchises in the United States as of June 25, 2002.


         The following table sets forth the location of our franchisees and the fiscal quarter in which each was sold.

QUARTER ENDED JUNE 30, 2000


        o         Miami, FL


QUARTER ENDED SEPTEMBER 30, 2000


        o         Cinnaminson, NJ
        o         Youngsville, LA
        o         Warner Robins, GA
        o         Torrance, CA
        o         Jackson, MS


QUARTER ENDED DECEMBER 31, 2000


        o         Greenville, SC
        o         Columbia, MD
        o         South Bend, IN
        o         Hollywood, FL


QUARTER ENDED MARCH 31, 2001


        o         Charlotte, NC
        o         Orchard Park, NY
        o         Fairfax, VA
        o         Matthews, NC
        o         Indianapolis, IN
        o         Highland Hts., KY
        o         Mt. Airy, NC


QUARTER ENDED JUNE 30, 2001


        o         Gretna, NE
        o         Houston, TX
        o         West Richland, WA
        o         Westfield, NJ


QUARTER ENDED SEPTEMBER 30, 2001


        o         Travelers Rest, SC
        o         Bedford Hills, NY
        o         Garden City, MI
        o         Lawrenceville, GA


QUARTER ENDED DECEMBER 31, 2001


        o         Glenside, PA
        o         San Jose, CA
        o         Redwood, CA
        o         Cambridge, MA
        o         Raleigh, NC
        o         Ponchetoula, LA
        o         Cleveland, OH
        o         Lake Orion, MI



JANUARY 1, 2002 TO MARCH 31, 2002



        o         Savannah, GA
        o         Weatherby Lake, MO


APRIL 1, 2002 TO THE DATE HEREOF



        o         Long Island, NY
        o         Pleasanton, CA
        o         Atlanta, GA
        o         Ft. Lauderdale, FL
        o         Denver, CO
        o         Denver, CO
        o         Minneapolis, MN
        o         Canton, OH
        o         Cape Cod, MA
        o         Anapolis, MD


         Our franchisees sell Internet solutions developed and provided by Netvertise, including:

                 o         web site design and development
                 o         web site hosting
                 o         web site promotion
                 o         web-based advertising
                 o         e-mail publishing
                 o         advanced solutions such as e-commerce


The ability to undertake commercial transactions (e-commerce) is available. The Netspace server is operated by Netvertise.


THE NETSPACE FRANCHISE

TARGET CUSTOMERS OF THE NETSPACE FRANCHISEE

         The target customers of our franchisees are small to medium size business and professional firms doing business in a local market. We believe that a large number of such potential customers have not implemented an effective Internet strategy due to the time, expense and expertise required for the design and development of a World Wide Web site, hosting and maintenance of the site, and promotion of the site.

SERVICES OFFERED BY OUR FRANCHISEES:

         Our franchisees assist their clients in developing an Internet strategy which generally starts with a web site. The services are provided by our franchises but certain services are performed by Netvertise such as web hosting.

WEB SITE PLANNING AND DESIGN

         Our franchisees assist their customers in planning the contents of the web site, choosing the major topics to be addressed in a web site, writing the text and choosing the graphics to be included in the web site, identifying key words that a person might use in doing an Internet search for the types of services and products of the customer.

WEB SITE HOSTING

         Once a web site is designed and converted to computer code, it is hosted on a specialized server computer attached to the Internet. The Netspace server hosts web sites for a fixed monthly charge based upon the size and functions provided by the web site and other add on services.

WEB SITE MAINTENANCE

         Our franchisees assist their customers in periodic updating of the contents of the web site to keep the content fresh and relevant.

WEB SITE PROMOTION

         Customers' web sites are indexed and registered with major search engines so they are identified by appropriate key words by search engines which index the contents of web sites.

E-PUBLISHING/MARKETING

         Distribution by e-mail of newsletters, announcements or advertisements to specialized lists of e-mail addresses to targeted users based upon key word or geographic criteria or from e-mail data collectors placed on customers' web sites.

ADVANCED WEB SOLUTIONS

         For customers who want to expand their Internet strategy beyond the basic web site, our franchisees can provide their customers advanced web solutions including online merchant accounts, shopping carts, data base management, web statistic reporting and customer loyalty and retention programs.

HOW WE SUPPORT OUR FRANCHISEES

         The Netspace franchise program is designed to provide the franchisee with both the education and technology to enable the franchisee to assist their customers in implementing an effective Internet World Wide Web strategy for their businesses.

         The Netfran franchisee is provided with both training and technology to enable him to market Internet services to clients and to implement and service the clients' Internet strategy.

         The technology we provide to our franchisees has been designed as a user-friendly platform and does not require web mastering or programming experience. Our franchisees are able to plan and design web sites and deploy them to the Netspace web site server for access by any computer connected to the World Wide Web.

TRAINING

         Netfran provides extensive training to its franchisees. Each new franchisee attends a one week training course at our offices. In this course, our franchisees are trained to market Internet services to potential customers including examples of how various types of customers such as merchants, service establishments and professional service providers can utilize the Internet to communicate with customers, find new customers, sell products and services and promote their business. Training is also provided in the use of the programs provided to the franchisee to market and implement World Wide Web sites for their customers.

SUPPORT

We support our franchisees with ongoing quarterly training meetings and provide telephone and e-mail support. Each Netfran franchisee can consult with the Netvertise marketing director for solutions to a customer's specific situation, Netvertise website development design team and a sales coach. These services are provided for the ongoing support of our franchisees.

TECHNOLOGY WE PROVIDE TO OUR FRANCHISEES

         We provide our franchisees with a laptop computer with our proprietary content installed to assist them in finding and servicing their customers.

POWER POINT PRESENTATIONS

As part of their training and on-going support, franchisees are encouraged to make group presentations, such as with local Chambers Of Commerce, invitational "executive briefings". As a marketing tool to aid the franchisee with these type presentations to potential customers, several pre-populated Power Point Presentations have been designed by the Company and pre- loaded onto their laptop computers. These colorful and animated presentations, often with sound, may run in time from as little as ten minutes, or up to a full one hour "seminar".

MARKETING TEMPLATES

         We have designed our own unique database management interface for our franchisees' use. Included in this program are tabs and templates that navigate the franchisee through the initial consultation when they first meet with a new client. This will include a type of question and answer survey that allows both the franchisee the opportunity of learning and profiling the client, while at the same time introduces the client to the Web solutions available through the franchise. The data collected is then stored on the franchisee's laptop and can be exported to the Netspace Site Server as content to be published on the clients' websites.

THE NETSPACE SITE SERVER PLATFORM

         The Netspace site server platform enables our franchisees to rapidly deploy a Web site for their customers after the basic site concept, content, text and graphics have been selected during the initial Web site planning and development phase. The program has a template structure so that the specific content and text of the Web site can be constructed without knowledge of the underlying computer code required for Web site publishing. The program has customized templates for 53 different categories of products and services.

NETSPACE E-PUBLISHER PLATFORM

         The Netspace(R) E-Publisher provides franchisee customers with a direct marketing system that allows them to manage and execute branded e-mail newsletter campaigns and announcements right from the Netspace(R) E-Publisher platform accessible from their computer. The customer can create and publish scheduled newsletters and announcements, manage a data base of e-mail addresses that can be segmented for topicality, and monitor and measure the results of their campaigns through tracking reports generated by the usage and click-through habits of each e-mail recipient. Fees are generated by client usage of this product, or the number of e-mails sent monthly, and franchisees pay us monthly royalties based on this customer usage.


NGENWARE(TM) SEARCH ENGINE SUBMISSION SOFTWARE



         Once a Web site is completed, it must then be properly indexed and marketed through the major search engines, such as Altavista, Excite, Yahoo, Goto, Lycos, MSN, Looksmart, and so forth. NGENWARE(TM) is an automated submission system unique to Netspace(R) representing the latest advancements in Internet based technologies. Through an integrated hands-free process, the software automatically submits the client Web site to potentially thousands of Internet portals and directories with a goal of increasing the number of unique visitors to client Web sites by prioritizing search engine positioning based on certain criteria, such as keyword density and link popularity. Clients sign up for a minimum three month contract and our franchisees generate recurring revenue each time the product is renewed. On a typical three month contract our franchisee charges its customer $2,100 and pays Netvertise $840. Netfran would be entitled to its royalty and advertising fee of 11% on the amount received by the franchisee.


WEBSITE HOSTING

         All websites designed and published by our franchisees are hosted on the Netspace site server. The websites are accessed over the Internet utilizing the Internet address which has been established for each customer's website. The websites can be accessed by any computer with access to the Internet and World Wide Web software such as Microsoft Internet Explorer.

         The site server is operated at a secure location with 24 hour maintenance and an array of security to assure that the server has a high degree of reliability. These include physical security, fire suppression, back-up power and content back-up.

ADDITIONAL SERVICES AVAILABLE TO OUR FRANCHISEES FROM NETVERTISE

         We have arranged for Netvertise to support our franchisees by making available the following additional services.

         Although the Netspace site server platform provided to each franchisee enables the franchisee to design and publish websites without any further assistance, our franchisees also have available the services of Netvertise's web design team if a more customized or elaborate website is desired by the franchisees' customers.

        o         Graphic design and programming - approximately $100 per hour.
        o         Copywriting - approximately $100 per hour.
        o         Sales/Marketing Training - $500 per day.
        o         Advertising and Media Consultation - $200-500 per project.

REVENUES OF OUR FRANCHISES


         Our franchisees charge their customers for Internet services including Web Site design, Web Site hosting, Web Site promotion, e-publishing, and advertising. We suggest retail prices for such services based upon the complexity of the services provided. For example, a starter Web site has a suggested retail price of $500 while a e-commerce enabled Web site has a suggested retail price of $2,500.


         Web site hosting has suggested retail prices ranging from $50 to $500 per month based on the size, functions and services of the site.


         Web site promotion costs $75 to $700 per month. E-publishing programs are $100 per mailing and up depending on the number and frequency of mailings.


         We suggest that our franchisees collect at least 50% of the Web site development and initial hosting fees in advance with the balance due on activation of the Web site. Other services are generally based on a monthly fee.


         In 2001 our franchisees reported monthly revenues between $7,652 and $27,587 from a total of approximately 300 customers.



         In 2001 our franchisees reported total revenues of $190,409.


NETVERTISE


         Netvertise is a Web site development and hosting company that has provided Web development and hosting applications and solutions since 1997. In 2001 Netvertise decided to expand the marketing of its business by franchising. Since 2002 Netvertise limits its web site development and hosting business to the customers of Netfran's franchisees. Any potential customers who contract Netvertise directly are referred to the nearest Netfran franchisee for servicing. These services are marketed by the Netfran franchisees utilizing the technology provided as part of the franchise program and our franchisees pay Netvertise for such services based on a percentage of the suggested list prices established for such services. Management of Netfran also manages Netvertise. Netvertise has ten employees solely devoted to supporting the business of our franchisees.




PAYMENTS TO NETVERTISE BY OUR FRANCHISEES

         In addition to the franchise fees advertising fees and royalties our franchisees pay to Netfran, our franchisees are also required to pay Netvertise for the Internet solutions provided to the franchisees customers. These fees are generally based upon a percentage of the suggested retail prices established for such products and services. Such compensation arrangements provides the higher compensation level to Netvertise for activities for which Netvertise is primarily responsible such as Web site hosting, promotion, publishing and customer Web site design and the lesser compensation level for activities for which the franchisee is primarily responsible, such as Web site design and development on the Netspace site server platform without Netvertise webmaster participation.


In the year ending December 31, 2001 our franchisees paid Netvertise $112,139, which represented 58% of Netvertise's total revenues of $194,982 for the year. Netvertise's net worth as of December 31, 2001 was $3,415,743 (which included no deferred costs or intangible assets).


OUR AGREEMENT WITH NETVERTISE


In order to assure the continuation of certain services which Netvertise has historically provided to Netfran and its franchisees, we have entered into an agreement with Netvertise. The following is a summary of the material provisions of the agreement between Netfran and Netvertise. If you want more information, you should read the entire agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.


SERVICES TO BE PROVIDED TO NETFRAN BY NETVERTISE


Under this agreement, Netvertise will provide certain shared personnel, including the services of our officers, office facilities, utilities, office supplies, insurance and support services. Netfran pays its own direct expenses such as advertising, trade shows, travel and training expenses and non-shared employees.


COMPENSATION TO NETVERTISE


We reimburse Netvertise for the costs it incurs in providing services and facilities to us pursuant to the agreement. For personnel which are shared between Netfran and Netvertise, a reasonable allocation is made by management of Netfran and Netvertise, currently Messrs. Krasnow and Steinberg, president and chief financial officer, respectively of both firms, based upon the relative time spent by such shared employees working on Netvertise matters or Netfran matters. We pay Netvertise $2,800 per month for use of office facilities, including rent, utilities, office furnishings and supplies and the expense of a shared receptionist and office manager which we believe is a fair allocation of such expenses. Messrs. Krasnow and Steinberg also allocate other shared expenses incurred by Netvertise on behalf of Netfran, such as insurance by estimating the cost of such items used by Netfran. Netfran pays directly and not through Netvertise its direct non-shared expenses such as advertising, travel, training and non-shared personnel.



The following table sets forth the amounts payable to Netvertise by Netfran for the last two fiscal years:



                                             2001               2000
                                             ----               ----
Personnel                                  $294,119            $98,370
Facilities(1)                                33,600             16,800



----------
(1) Includes rent, utilities, supplies and furnishings and shared office manager and receptionist.



There is a procedure for arbitrating any disputes concerning allocation of such expense items in accordance with the rules of the American Arbitration Association.


TERM


Netvertise is required to provide such services until the termination of Netfran's last Franchise Agreement.


SERVICES PROVIDED BY NETVERTISE TO NETFRAN'S FRANCHISEES

Netvertise is required to continue to provide services relative to those currently being provided including website development, website hosting, website maintenance, support and upgrading, graphic design, copywriting, training and e-publishing. Netvertise has agreed that its charges for such services shall be no greater than it charges to other customers. Charges for such services are paid directly to Netvertise by our franchisees and Netfran is not involved in billing or collection for such services or responsible for such payments.

STANDARD OF CARE

We have agreed that in providing such services to Netfran and Netfran's franchisees, Netvertise will not be liable for damages other than for gross negligence or willful misconduct.

ALTERNATIVE SOURCES

         In the event that Netvertise was unable to provide the facilities and services to Netfran and its franchisees, Netfran believes it would be able to make arrangements for alternative suppliers of such facilities and services through contracting with other providers or directly hiring persons able to provide such services.

TERMS AND COST OF THE NETSPACE FRANCHISE


         Initial franchise fee is currently $35,000 for a specific geographic area containing a population of at least 200,000 people. Our franchisees may solicit or accept client accounts outside their defined territory but may not establish an office or advertise outside of their territory. The franchise agreement is for ten (10) years. The franchisee may acquire a successor franchise for five (5) additional years upon certain conditions and payment of a $2,500 successor franchise fee.


         Our franchisees are required to operate their franchises in accordance with specified methods, techniques and standards within a designated geographic territory. Our franchisees may not be involved in a competitive business and must utilize the Netspace site server and hosting facilities.


         During the term of the franchise agreement, the franchisee is required to pay (i) a royalty fee of 10% of gross monthly revenue, and (ii) an advertising fee of 1% of gross revenue. Ninety (90) days after a franchisee completes the training program, franchisees are required to pay minimum monthly royalties to Netfran. Franchisees prior to April 2002 pay a minimum royalty of $100 per month. Franchisees from April 2002 pay a minimum royalty of $100 per month, which increases by $100 per month per year for each year until a maximum minimum royalty of $500 is payable per month.


         Franchisees are also required to engage in local advertising of their services at a cost of at least $600 per month. This is being raised to $1,100 per month for franchises sold after April 2002. Each new franchisee is given an initial training for 5 days which the franchisee is required to complete.

MARKETING OF THE NETFRAN FRANCHISE

         Our marketing strategy for franchise sales is based on the sale of individual franchise territories to business-minded individuals. The primary lead sources are referrals, Internet franchise web-sites, print advertising, radio, television, and franchise trade shows. We also seek publicity for our franchise program through an active public relations activities. Dellray Lefevere, our Vice President- Franchise Development is primarily responsible for sales of our franchises.

COMPETITION

         The sale of franchises is highly competitive. We compete directly with other regional and national franchisors which are also seeking to sell their franchises to qualified financially capable franchisees. We believe our franchise program is most suitable for persons with a white collar business background who may also be interested in franchises for business services, personal services and education.

         We have identified two other franchises of Internet-based services:
Quick International and Worldsites.

         Our franchisees face substantial competition in the sale of their services to customers. Besides the franchisees of the competing franchisors, numerous companies offer Web site development and hosting in local markets. Internet service providers and portals such as America Online and Yahoo offer Web site development tools and hosting. Several computer programs for Web site design and e-commerce, such as Microsoft Front Page, are available to those who desire to "do it yourself" without professional assistance.

         We believe that the personalized service provided by our franchisees, including their willingness to work with their customers to plan, develop and design a Web site for each customer and assist in developing advanced solutions such as e-commerce, publishing and advertising distinguishes our franchisees from do-it-yourself and impersonal solutions offered by America Online and Yahoo and other Internet service providers and portals.

         We believe that our franchise program competes favorably with other franchises due to the following attributes:

        o         modest cost to purchase and operate
        o customers are businesses and professionals making an easy transition for franchisees from the business world
        o large market of potential customers due to recent growth of Internet as a commercial media
        o         no specialized skills required to become a franchisee

TRADEMARKS AND OTHER PROPRIETARY INFORMATION

         We have received a federal servicemark registration for NETSPACE. In addition, we hold copyrights in connection with our training manuals and marketing materials. We provide our franchisees with a laptop computer programmed with our proprietary programs which include:


        o         Netspace Siteserver Platform
        o         Netspace E-Publisher Platform
        o         NGENWARE Search Engine Submission Software
        o         Marketing templates, and
        o         Powerpoint presentations


         All intellectual property utilized by Netfran and its franchisees is owned by Netfran and we are not required to pay royalties or license fees for such use. We do not have any patents on our technology.

REGULATION

         The offer and sale of franchises is subject to extensive federal and state laws and substantial regulation under such laws by government agencies, including the Federal Trade Commission (the "FTC") and various state authorities. Pursuant to FTC regulations, we are required to furnish to prospective franchisees a current franchise offering disclosure document containing information prescribed by the FTC. We use Uniform Franchise Offering Circulars to satisfy this disclosure obligation. In addition, we are required to register or file with the states and to provide prescribed disclosure statements. We are currently authorized to sell franchises in all 50 states. Such state filings are made annually.


         We are required to update our offering disclosure documents to reflect the occurrence of material events within a reasonable time after the occurrence.



         We will notify the applicable governmental agencies at the time of the distribution and will amend our offering documents to reflect the distribution within a reasonable time after the distribution by such regulation.


         We are also subject to a number of state laws that regulate certain substantive aspects of the franchisor-franchisee relationship, such as termination, cancellation or non-renewal of a franchise (including requirements that "good cause" exist as a basis for such termination and that a franchisee be given advance notice of, and a right to cure a default prior to termination) and may require the franchisor to deal with its franchisees in good faith, prohibit interference with the right of free association among franchisees, and regulate discrimination among franchisees in charges, royalties or fees. If we are unable to comply with the franchise laws, rules and regulations of a particular state relating to offers and sales of franchises, we will generally be unable to engage in offering or selling franchises in or from such state. Amendments to existing statutes and regulations, adopting of new statutes and regulations and our expansion into new states and foreign jurisdictions could require us to continually alter methods of operations at costs which could be substantial.

         We believe that we are in substantial compliance with all of the foregoing federal and state franchising laws and the regulations promulgated thereunder and have obtained all licenses and permits necessary for the conduct of our business. Failure to comply with such laws and regulations in the future could subject us to civil remedies, including fines or injunctions, as well as possible criminal sanctions, which would have a material adverse effect on us. Our franchisees are also subject to various federal, state and local laws affecting their franchise businesses, including state and local licensing, zoning, labor and various safety and other standards. The failure of a franchisee to comply with applicable regulations could interrupt the operations of the affected franchise or otherwise adversely affect the franchise.

EMPLOYEES


         As of June 15, 2002, Netfran had four full time and eight part time staff.


FACILITIES


         Our offices are located in a 3,000 sq. ft. office suite in Aventura, Florida. Our affiliate, Netvertise, Inc. is the tenant on the lease of this property which expires in January, 2005. We pay Netvertise a $2,800 per month overhead allocation expense, which we believe to be the fair market value for the facilities we use. This includes allocation of rent, utilities and cost of receptionist and office manager. Our lease is unwritten and runs month-to-month.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the directors and officers of Netfran and their respective ages and positions:

         NAME                   AGE     POSITION
         ----                   ---     --------
         Elliot Krasnow         55      President, CEO and director
         Dellray Lefevere       55      Vice president of franchise development and director
         Robert Steinberg       56      Chief financial officer and director



         Elliot Krasnow has been the president, CEO and director since March 2000. From 1992 to 1994 he was president of Sandler Sales Institute of South Florida, a national sales training organization. From 1994 to 1995, Mr. Krasnow was co-producer for Mako Films International, Inc., an independent film production company. From 1995 to 1997, he was founder and president of Netspace, Inc. the predecessor company of Netvertise, Inc. d/b/a/ Netspace. Since 1997 he has been president and director of Netvertise, Inc., an Internet solutions company that provides services to Netfran's franchisees.



         Dellray Lefevere has been our vice president of franchise development since January 2000 and a director since September 2001. He also serves as Vice President of Netvertise since January 2002. He was director of sales for Uniglobe Travel, a franchise travel company, from 1997-1999. He was vice-president, franchising, with Leadership Management, Inc. from 1988 to 1992. From 1992 to 1997, he was executive vice president for General Business Services, a business tax/accounting franchise company, a division of Don Dwyer Group of Companies, a franchise development enterprise.


         Robert S. Steinberg, CPA, has been our chief financial officer since October 2000 and a director since September 2001. He has also served as chief financial officer of Netvertise since October 2000. He has been a certified public accountant in private practice in South Miami, Florida since June 1977. Mr. Steinberg has been chief financial officer of Netfran since October, 2000. His professional experience extends over 34 years of diverse public practice. He is a CPA in NY and Florida. He is also an attorney admitted to the Bars of NY, Florida, The US Tax Court, the US Supreme Court and various US District and Circuit Courts of Appeal. Mr. Steinberg is also a credential business valuation expert who has testified in many court cases. He has lectured and published extensively including most recently, "Analyzing Economic and Valuation Issues", Chapter 59, Florida Family Law, Mathew Bender & Company, 2000. He is a member of numerous professional organizations and serves on two charity boards of directors.


         Directors are elected annually and hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. The Board has not established any committees. All executive officers are chosen by the board of directors and serve at the board's discretion. There are no family relationships among our officers and directors. We plan to reimburse directors for any expenses incurred in attending board of directors meetings.

         For 2001 we have established annual salary for Mr. Krasnow of $75,000.


         Messrs. Krasnow, Lefevere and Steinberg are employed by Netvertise and we reimburse Netvertise for a portion of their salaries which we believe to be a fair allocation of the time they expend on the business and operations of Netfran. For 2001, salaries of Messrs. Krasnow, Lefevere and Steinberg charged to Netfran are $75,000, $60,000 (which includes commissions on franchise sales) and $12,000 respectively. Mr. Lefevere also receives commissions on franchise sales as follows:


         - 5% of selling price of franchises for which he was the procuring party

         - 2% of selling price of franchises for which he was not the procuring party

         - No commission is paid on royalty, advertising, marketing, product and service fees


         Messrs. Krasnow, Lefevere and Steinberg will continue to serve as officers of both Netfran and Netvertise for the forseeable future and will allocate their time between the firms as needed. No specific time allocation to Netfran can be estimated for the future since this will be based on the needs of Netfran. In 2001, Netfran estimates that Messrs. Krasnow, Lefevere and Steinberg devoted approximately 45%, 95% and 10%, respectively, of their working time to Netfran. There are no written employment agreements between Netfran and Messrs. Krasnow, Steinberg and Lefevere, other than an agreement concerning Mr. Lefevere's commissions on franchise sales.


EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued to Elliot Krasnow, our chief executive officer (the "named executive officer"), in 2000, our first year of business. No officer earned over $100,000 in such fiscal year. We have no written employment contract with Mr. Krasnow.

                           Summary Compensation Table
NAME AND                                                         OTHER ANNUAL
PRINCIPAL POSITION        YEAR       SALARY       BONUS          COMPENSATION
------------------        ----       ------       -----          ------------

Elliot Krasnow            2001       $75,000       -0-               -0-
President, Chief          2000           -0-       -0-               -0-
Executive Officer*

         There are no long term compensation or other compensation plans.

* Although Mr. Krasnow received no salary or other compensation from Netfran in 2000, we have estimated that the value of his services to us were $49,239. Such amount has been reflected as an expense in our statement of income and as a capital contribution on our balance sheet.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Florida law. It is possible that we will be required to pay certain judgments, fines and expenses incurred by an officer or director, including reasonable attorneys fees, as a result of actions or proceedings in which such officers and directors are involved by reason of being or having been an officer or director provided that said officers or directors acted in good faith.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person of Netfran in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             PRINCIPAL STOCKHOLDERS

         The following table presents certain information regarding the beneficial ownership of Netfran common stock prior to the distribution, and after the distribution of such shares to Netvertise shareholders by

         o each person who currently owns beneficially more than five percent of the outstanding shares of Netfran common stock or will be such a beneficial owner after the distribution,

         o  each of our directors,

         o  each named executive officer, and

         o  all directors and officers as a group.



                                          NUMBER OF SHARES
                                          OF COMMON STOCK
                                         BENEFICIALLY OWNED(1)          PERCENTAGE OF OWNERSHIP
                                    -------------------------------    --------------------------
NAME AND ADDRESS                      BEFORE              AFTER           BEFORE        AFTER
OF BENEFICIAL OWNERS                DISTRIBUTION       DISTRIBUTION    DISTRIBUTION  DISTRIBUTION
--------------------                ------------       ------------    ------------  ------------
Netvertise, Inc.(2)                 3,340,088                -0-              99%           -0-
Elliot Krasnow(2)                         -0-           1,070,340            -0-           31.7%
Roy Farrington(3)                         -0-             246,000            -0-            7.3%
Robert Steinberg(2)                       -0-              10,000            -0-             (4)
Dellray Lefevere(2)                       -0-              50,000            -0-             (4)
All directors and officers
  as a group (3 persons)                  -0-           1,130,340            -0-           33.5%


----------
(1) Based on 3,373,826 shares to be issued and outstanding before and after the distribution.

(2) Address for this shareholder is 2801 N.E. 208th Terrace, 2nd Floor, Miami, FL 33180.


(3) Mr. Farrington holds such shares as trustee for himself, his spouse and decendants. Address for this shareholder is 7902 40th Street, Gig Harbor, WA 98335.


(4)  Less than 2%.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Netfran was founded in March 2000 to engage in the franchise business. Elliot Krasnow purchased all of the outstanding stock for $75,000. These shares were contributed by Mr. Krasnow to Netvertise in 2001. Mr. Krasnow and Netvertise, Inc. are considered promoters of Netfran.

         Our executive officers, Elliot Krasnow, Dellray Lefevere and Robert Steinberg, are also executives of Netvertise. We also share office space with Netvertise. We attempt to make a reasonable good faith allocation of shared personnel, facilities and other shared expenses. In fiscal year 2000 we incurred shared overhead costs in the amount of $16,800.

         Netvertise has paid costs on behalf of Netfran from time-to-time. As of December 31, 2001 we owed Netvertise $488,041 for such matters which are shown as liabilities "due to affiliate" on our balance sheet. Netvertise has agreed to contribute such receivable to Netfran prior to the distribution.


         Netfran has an agreement with Netvertise concerning services rendered to Netfran and its franchisees. See, "Business of Netfran -- Our agreement with Netvertise."


         In March 2002 Netfran borrowed $250,000 from Netvertise. Such loan is due on March 6, 2004 with interest at 7% per annum payable quarterly.

                            DESCRIPTION OF SECURITIES

GENERAL

         Netfran has 50,000,000 authorized shares of Common Stock $.001 par value of which 3,373,826 are issued and outstanding at the date of this Prospectus, reflecting a 44.54 for one stock split effected in July 2001. All shares of our common stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of the distribution will be validly issued, fully paid and non-assessable.

         Prior to the distribution we have two shareholders. After the distribution we will have 308 shareholders.

VOTING RIGHTS

         Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of our Common Stock can elect all of the directors of the Company. See "Principal Shareholders".

DIVIDEND POLICY

         All shares of Netfran Common Stock are entitled to participate pro-rata in dividends when and as declared by our Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. We have not paid any dividends since our inception and we presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on the shares of our Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Netfran, our capital requirements, general business conditions and other pertinent factors. Therefore, there can be no assurance that any dividends on our Common Stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS

         Holders of our Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of Common Stock will be entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all our other liabilities.

TRANSFER AGENT

         The Transfer Agent for our Common Stock is:

                           Florida Atlantic Stock Transfer
                           7130 Nob Hill Road
                           Tamarac, Florida 33321

MARKET INFORMATION

         There is currently no public market for the common stock being distributed and no assurance can be given that a market will develop upon completion of the distribution. Further, should a market develop, no assurance can be given that it will be sustained. For this reason, recipients of the common stock in the Distribution may have difficulty selling such shares.

                                THE DISTRIBUTION

SELLING SHAREHOLDER

         Netvertise, as selling shareholder, is distributing all of the 3,340,088 shares of Netfran common stock it owns to Netvertise's shareholders on a pro-rata basis. After the distribution Netervertise will not own any Netfran common stock. Until the distribution, Netfran will be operated as a subsidiary of Netvertise. After the distribution, Netfran and Netvertise will continue to have substantial business relationships as discussed under "Business of Netfran".

BACKGROUND AND REASON FOR DISTRIBUTION

         Netfran was organized in 2000 in order to conduct our franchising business. Because of the regulatory requirements of the franchise business as described under "Business of Netfran -- Regulation" including the requirements for audited financial statements in the franchise disclosure document we decided that the franchise operations would be conducted through a new corporation which would conduct no business other than franchising. Elliot Krasnow was issued the shares for Netfran but it was always understood that Netvertise was the beneficial owner of Netfran. This arrangement was formally recognized in March 2001 when Mr. Krasnow contributed the Netfran shares to Netvertise. Mr. Krasnow received no consideration, direct or indirect, for such contribution.


         We will update our franchise offering disclosure documents to reflect the distribution within a reasonable time after the distribution and do not anticipate any interruption of our ability to continue the sale of franchises will arise out of the distribution. The distribution will provide the shareholders of Netvertise with a source of potential profit in addition to their direct investment in Netvertise.


METHOD OF DISTRIBUTION

         Certificates representing shares of the Netfran Common Stock will be distributed by mail to holders of Netvertise common stock of record as of the close of business on July 18, 2001 as soon as possible following the effective date of this prospectus, but in no event later than forty-five (45) days after the date of this Prospectus. Copies of the prospectus will be mailed to all shareholders of record of Netvertise as of the record date along with the Netfran shares they are entitled to receive in the Distribution.

NETFRAN COMMON STOCK SUBJECT TO DISTRIBUTION

         As of the date of this prospectus, the 3,340,088 of Netfran shares to be distributed to the shareholders of Netvertise are owned by Netvertise. The shares will be distributed on a pro rata basis to all shareholders of record of Netvertise on the Record Date. The number of shares distributable to each shareholder will be determined by multiplying the total number of Netfran shares to be distributed by the ratio of the shares of Netvertise common stock held by each Netvertise shareholder to the total number of shares of Netvertise common stock outstanding on the Record Date.

THE PENNY STOCK RULES

         The Securities and Exchange Commission has adopted regulations which generally define a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares fall within the definition of a penny stock following the distribution, they will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of our shareholders to sell our shares in the secondary market.

UNDERWRITER STATUS

         Netvertise may be deemed an underwriter with respect to the shares being distributed within the meaning of the Securities Act of 1933.

DISTRIBUTION AGENT

         The Company's Transfer Agent, Florida Atlantic Stock Transfer, will act as Netvertise's distribution agent in effecting the distribution.

FEDERAL INCOME TAX CONSIDERATIONS

         Shareholders of Netvertise as of the close of business on the record date will receive, pursuant to this prospectus, common stock of Netfran, on a pro rata basis. The distribution will result in a reduction of the recipient's basis in their Netvertise common stock by the fair market value of the Netfran shares received. Netvertise will recognize taxable income on the difference between the fair market value of the Netfran stock being distributed and its cost.


                                LEGAL PROCEEDINGS

         There is no material litigation pending or, to our knowledge, threatened against Netfran.

                                  LEGAL MATTERS

         Joel Bernstein, Esq., P.A., Miami, Florida will render an opinion concerning the legality of the shares being distributed hereby. The principal of such firm owns 33,738 shares of our common stock.

                                    AUDITORS

         The Netfran financial statements for the years ended December 31, 2001 and 2000 included in this Prospectus have been audited by McClain & Company, L.C., Independent Certified Public Accountants, as set forth in their report appearing herein.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about Netfran and the securities offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. The registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20549. Copies may be obtained from the Securities and Exchange Commission after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including Netfran, that file electronically with the Securities and Exchange Commission. The address of this Web site is www.sec.gov. You may also contact the Securities and Exchange Commission by telephone at
(800) 732-0330.

                              FINANCIAL STATEMENTS

                      DECEMBER 31, 2001 AND 2000 (audited)

                   THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                                  (unaudited)

                          INDEPENDENT AUDITORS' REPORT


The Officers and Directors
Netfran Development Corporation
Miami, Florida


We have audited the accompanying balance sheets of Netfran Development Corporation (the "Company"), as of December 31, 2001 and 2000, and the related statements of income, stockholder's (deficit) equity, and cash flows for the year ended December 31, 2001 and the period from inception of operations, March 7, 2000, to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netfran Development Corporation as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended December 31, 2001, and the period from inception of operations, March 7, 2000, to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




McClain & Company, L.C.
Miami, Florida
February 11, 2002

                         NETFRAN DEVELOPMENT CORPORATION
                                  BALANCE SHEET
                           DECEMBER 31, 2001 AND 2000
                                     ASSETS

                                                                      2001            2000
                                                                   ---------       ---------
CURRENT ASSETS
  Cash                                                             $ 306,014       $ 197,626
  Notes and accounts receivable, net                                 108,929           5,823
  Prepaid expenses and other                                          25,786          29,790
                                                                   ---------       ---------

         Total current assets                                        440,729         233,239

PROPERTY AND EQUIPMENT - NET                                           5,858              --

LONG-TERM PORTION - note receivable, net                               3,186          14,380
                                                                   ---------       ---------

         Total assets                                              $ 449,773       $ 247,619
                                                                   =========       =========


                 LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY

CURRENT LIABILITIES
  Due to affiliate                                                 $ 488,041       $ 135,742
  Accounts payable and accrued expenses                               69,954          32,910
  Refundable franchise deposits                                        5,000              --
                                                                   ---------       ---------

         Total liabilities                                           562,995         168,652
                                                                   ---------       ---------

STOCKHOLDER'S (DEFICIT) EQUITY
  Common stock, $.001 par value, 50,000,000
       shares authorized, 3,340,088 shares issued
       and outstanding at December 31, 2001 and 2000                   3,340           3,340
  Paid-in capital                                                    142,030         142,030
  Accumulated deficit                                               (258,592)        (66,403)
                                                                   ---------       ---------

         Total stockholder's (deficit) equity                       (113,222)         78,967
                                                                   ---------       ---------

         Total liabilities and stockholder's (deficit) equity      $ 449,773       $ 247,619
                                                                   =========       =========


The accompanying notes to financial statements are an integral part of this statement.

                         NETFRAN DEVELOPMENT CORPORATION
                               STATEMENT OF INCOME
                    YEAR ENDED DECEMBER 31, 2001, AND PERIOD
        FROM INCEPTION OF OPERATIONS, MARCH 7, 2000, TO DECEMBER 31, 2000

                                                        2001              2000
                                                    -----------       -----------
REVENUES
  Initial franchise fees                            $   653,000       $   240,000
  Marketing and business development materials            5,704            11,000
  Royalty and advertising fees                           27,338             3,580
  Interest income                                         6,584             2,466
                                                    -----------       -----------

      Total revenues                                    692,626           257,046
                                                    -----------       -----------

COSTS AND EXPENSES
  Advertising                                           303,260            63,329
  Bad debt expense                                       23,197            20,000
  Conventions and seminars                               17,195                --
  Depreciation                                              308                --
  Franchise materials                                    38,210            20,692
  General and administrative                             30,521            13,668
  Licenses, permits, and taxes                           22,099            11,230
  Marketing and sales training                           37,935            42,689
  Overhead costs                                         33,600            16,800
  Professional fees                                      51,412            16,369
  Salaries and wages                                    294,119            98,370
  Travel                                                 32,959            18,871
                                                    -----------       -----------

      Total costs and expenses                          884,815           322,018
                                                    -----------       -----------

      Loss before income taxes                         (192,189)          (64,972)

PROVISION FOR INCOME TAXES                                   --             1,431
                                                    -----------       -----------

      Net loss                                      $  (192,189)      $   (66,403)
                                                    ===========       ===========

EARNINGS (LOSS) PER COMMON SHARE:

  BASIC EARNINGS (LOSS) PER COMMON SHARE            $      (.06)      $      (.02)
                                                    ===========       ===========

  WEIGHTED AVERAGE COMMON SHARES                      3,340,088         3,340,088
                                                    ===========       ===========

  DILUTED EARNINGS (LOSS) PER COMMON SHARE          $      (.06)      $      (.02)
                                                    ===========       ===========

  WEIGHTED AVERAGE DILUTED COMMON SHARES              3,340,088         3,340,088
                                                    ===========       ===========


The accompanying notes to financial statements are an integral part of this statement.

                         NETFRAN DEVELOPMENT CORPORATION
                   STATEMENT OF STOCKHOLDER'S (DEFICIT) EQUITY
                    YEAR ENDED DECEMBER 31, 2001, AND PERIOD
        FROM INCEPTION OF OPERATIONS, MARCH 7, 2000, TO DECEMBER 31, 2000

                                      Common          Common                                          Total
                                       Stock           Stock         Paid-in        Accumulated      Stockholder's
                                      Shares          Amounts        Capital          Deficit      (Deficit) Equity
                                     ---------        ------        --------        -----------    ----------------
BALANCE, March 7, 2000                      --        $   --        $     --        $      --         $      --

Issuance of common stock             3,340,088         3,340          71,660               --            75,000

Contributed capital resulting
from services provided by
an officer, who isthe sole
shareholder of the Company                  --            --          70,370               --            70,370

Net loss                                    --            --              --          (66,403)          (66,403)
                                     ---------        ------        --------        ---------         ---------
BALANCE, December 31, 2000           3,340,088         3,340         142,030          (66,403)           78,967

Net loss                                    --            --              --         (192,189)         (192,289)
                                     ---------        ------        --------        ---------         ---------

BALANCE, December 31, 2001           3,340,088        $3,340        $142,030        $(258,592)        $(113,222)
                                     =========        ======        ========        =========         =========

The accompanying notes to financial statements are an integral part of this statement.

                         NETFRAN DEVELOPMENT CORPORATION
                             STATEMENT OF CASH FLOWS
                      INCREASE IN CASH AND CASH EQUIVALENTS
                     YEAR ENDED DECEMBER 31, 2001 AND PERIOD
        FROM INCEPTION OF OPERATIONS, MARCH 7, 2000, TO DECEMBER 31, 2000


                                                                 2001              2000
                                                              ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Cash received from customers                              $ 575,933         $ 234,377
    Cash paid to suppliers and employees                       (451,090)         (109,822)
    Interest received                                             6,315             2,466
    Taxes paid                                                   (9,638)               --
                                                              ---------         ---------

       Net cash provided by operating activities                121,520           127,021
                                                              ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Advances to employees and franchisees, net                   (6,966)           (4,395)
    Purchase of property and equipment                           (6,166)               --
                                                              ---------         ---------

       Net cash used in investing activities                    (13,132)           (4,395)
                                                              ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of common stock                                         --            75,000
                                                              ---------         ---------

       Net increase in cash                                     108,388           197,626

CASH, beginning of period                                       197,626                --
                                                              ---------         ---------

CASH, end of period                                           $ 306,014         $ 197,626
                                                              =========         =========

RECONCILIATION OF NET LOSS TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
    Net loss                                                  $(192,189)        $ (66,403)
    Provision for bad debt                                       23,197            20,000
    Depreciation                                                    308                --
    Contribution of services by officer of the Company               --            70,370
    Increase in note and accounts receivable                   (115,109)          (40,203)
    Decrease (increase) in prepaid expenses                      19,446           (25,395)
    Increase in income tax receivable                            (8,207)               --
    Increase in accrued interest receivable                        (269)               --
    Increase in due to affiliate                                352,299           135,742
    Increase in accounts payable and accrued expenses            38,475            31,479
    Increase in refundable franchise fee deposits                 5,000                --
    (Decrease) increase in income tax payable                    (1,431)            1,431
                                                              ---------         ---------

       Net cash provided by operating activities              $ 121,520         $ 127,021
                                                              =========         =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
During 2000, an officer of the Company contributed services to the Company without receiving compensation. The value of these services, amounting to $70,370, was treated as a contribution of capital.


The accompanying notes to financial statements are an integral part of this statement.

                         NETFRAN DEVELOPMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE  1 -         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  NATURE OF OPERATIONS The Company was formed in the State of Florida in January 2000, commenced operations on March 7, 2000, and was organized to market Netspace franchises, which provides Internet web design, hosting, updating, maintenance, and related services to businesses and individuals. The Netspace system was developed by Netvertise, Inc., the Company's sole shareholder.

                  REVENUE RECOGNITION

                  Revenues from the sale of regional franchise agreements and individual franchises in the United States are generally recognized when substantially all significant services to be provided by the Company have been performed. Interest on trade notes receivable is accrued and recorded as income when due. In situations where revenue from such sales is collectible over an extended period of time, down payments are not sufficient and/or collection is not reasonably certain, revenue is recognized on the cash method as amounts are collected. Interest on trade notes receivable, resulting from sales recorded on the cash method, is recorded when received.

                  Revenues from franchise royalties and advertising fees are recognized when earned. Expenses are recognized when incurred.

                  CASH AND CASH EQUIVALENTS

                  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                  PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost and depreciated using straight-line and accelerated methods over the following estimated useful lives of the assets:

                       Computer equipment          3 - 5 years

                  Depreciation expense charged to operations for the periods ended December 31, 2001 and 2000 was $308 and $0, respectively.

                  LONG-LIVED ASSETS

                  The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                         NETFRAN DEVELOPMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE  1 -         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  INCOME TAXES

                  Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, minus the changes during the period in deferred tax assets and liabilities.

                  Income taxes are provided for on all taxable income included in the financial statements in the period in which the income is reported for financial statement purposes. Accordingly, deferred income taxes (benefits) are provided for timing differences between financial and tax reporting. The principal items comprising these differences at December 31, 2001 are the deferred recognition of operating losses for tax purposes and the allowance for doubtful accounts. At December 31, 2000, there were no material timing differences.

                  USE OF ESTIMATES

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  DERIVATIVE INSTRUMENTS

                  During 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. The Company did not own any derivative instruments, nor participate in any hedging activities. The adoption of SFAS No. 133 will have no effect on the Company's financial condition or results of operations.

                  BUSINESS SEGMENT REPORTING

                  Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, requires companies to report information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and/or assessing performance. The operating segments are managed separately because each operating segment represents a strategic business unit that offers different product services. At December 31, 2001 and 2000, the Company had one reportable segment: franchise sales.

                         NETFRAN DEVELOPMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE  1 -         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  COMPREHENSIVE INCOME

                  Financial Accounting Standards Board Statement 130, Reporting Comprehensive Income, requires disclosure of non-owner changes in stockholder's equity, and is defined as net income plus direct adjustments to stockholder's equity. The Company did not have any items of comprehensive income.

                  RECENT PRONOUNCEMENTS

                  In June 2001, the Financial Accounting Standards Board issued SFAS 142, Goodwill and Other Intangible Assets. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. The Company is required to adopt SFAS 142 effective January 1, 2002. The adoption of SFAS 142 will have no effect on the Company's financial condition or results of operations.

NOTE  2 -         NOTES AND ACCOUNTS RECEIVABLE

                  The Company had received notes from the sale of new franchises. These notes are collateralized by the rights to the related franchise territory sold, and bear interest at the market rates prevailing at the dates of the transactions. At December 31, 2000, the notes and accounts receivable have not been reduced by an allowance for doubtful accounts, as management considered all receivables to be fully collectible.

                  Following is a summary of notes and accounts receivable:

                                                                 2001             2000
                                                              ---------         --------
                  Notes receivable                            $  30,278         $ 18,447
                  Accounts receivable                           105,034            1,756
                                                              ---------         --------
                                                                135,312           20,203
                  Less allowance for doubtful accounts           (4,949)              --
                  Less current portion                         (108,929)          (5,823)
                                                              ---------         --------
                                                                 21,434           14,380
                  Less allowance for doubtful accounts          (18,248)              --
                                                              ---------         --------
                                                              $   3,186         $ 14,380
                                                              =========         ========

                  Notes receivable are comprised of the following three notes:

                  Note receivable issued May 22, 2000 bears interest at 10% per annum, principal and interest of $507.26 is payable monthly, and matures September 2004. At December 31, 2001 and 2000, the unpaid principal balance was $17,137 and $18,447, respectively.

                  Note receivable issued April 1, 2001 bears interest at 10% per annum, principal and interest of $368.90 is payable monthly, and matures September 2003. At December 31, 2001, the unpaid principal balance was $7,080.

                  Note receivable issued June 1, 2001 bears interest at 10% per annum, principal and interest of $79.95 is payable monthly, and matures August 2011. At December 31, 2001, the unpaid principal balance was $6,061.

                         NETFRAN DEVELOPMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE  3 -         FAIR VALUE OF FINANCIAL INSTRUMENTS

                  Financial Accounting Standards Board Statement No. 107, Disclosures about Fair Value of Financial Instruments (SFAS
                  107), requires the Company to disclose the fair value of financial instruments for which it is practicable to estimate that value. SFAS 107 also requires the entity to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments.

                  The following assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                  Cash and Cash Equivalents

                  The carrying amounts of cash and cash equivalents approximate their fair value.

                  Note Receivable

                  The carrying amount of the note receivable approximates its fair value.

                  The estimated fair values of the Company's financial instruments at December 31, were as follows:

                                                             2001                             2000
                                                   ------------------------        ------------------------
                                                   Carrying          Fair          Carrying           Fair
                                                    Amount           Value          Amount           Value
                                                   --------        --------        --------        --------

                  Cash and cash equivalents        $306,014        $306,014        $197,626        $197,626
                  Notes receivable, net            $  7,080        $  7,080        $ 18,447        $ 18,447

NOTE  4 -         COMMITMENTS AND CONTINGENCIES WITH OFF-BALANCE SHEET RISK

                  The Company has experienced credit risk in connection with its bank accounts. At various times during the year, it maintained deposits with financial institutions in excess of amounts insured by the FDIC. The exposure to the Company is solely dependent on daily bank balances and the financial strength of the respective institutions.

                  As indicated in Note 1, the Company sells Netspace franchises. Netspace provides Internet web design, hosting, updating, and related services to businesses and individuals. The Netspace system was developed by Netvertise, Inc. ("Netvertise"), a related company. Netvertise is related to the Company, as it is the Company's sole shareholder.

                  The Company derives its revenue primarily from the sale of the Netspace franchises and from royalties paid by the franchise holders. Netvertise expects to profit from the sale of services to the ultimate users of the Netspace system. The Company did not compensate Netvertise for the right to sell the franchise, and prior to October 20, 2001 there is no written agreement between the two companies. Effective October 20, 2001, the Company and Netvertise entered into a written agreement whereas Netvertise shall provide services to the Company's franchisees. The services shall consist of website development, website hosting, maintenance support and upgrading, graphic design, copy writing, training, and e-publishing.

                         NETFRAN DEVELOPMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE  4 -         COMMITMENTS AND CONTINGENCIES WITH OFF-BALANCE SHEET RISK
                  (CONTINUED)

                  The agreement also stipulates that Netvertise will provide its personnel, office space, facilities, and support services as may be requested by the Company. The cost of these services are to be reimbursed to Netvertise on a monthly basis. This agreement continues until the termination of the last Netfran franchise agreement.

NOTE  5 -         INCOME TAXES

                  Provision (benefit) is made for the tax effects of timing differences as described in Note 1. The provision for income taxes for the year ended December 31, 2001, and for the period from inception of operations, March 7, 2000, to December 31, 2000 is based upon current statutory rates and is summarized as follows:

                                     2001                                             2000
                                     -----                                           ------
                               Current     Deferred        Total        Current      Deferred        Total
                               -------     --------      -------       --------     ---------      -------
                  Florida        $ --        $  --        $   --        $  190        $   --        $  190
                  Federal          --           --            --         1,241            --         1,241
                                 ----        -----        ------        ------        ------        ------

                                 $ --        $  --        $   --        $1,431        $   --        $1,431
                                 ====        =====        ======        ======        ======        ======

                  Deferred tax assets have been provided for deductible temporary differences related to net operating losses and the allowance for doubtful accounts. Deferred income taxes related to the following at December 31, 2001:

                  Deferred tax assets (liabilities):
                     Net operating loss                        $ 33,221
                     Allowance for doubtful accounts              4,759
                                                               --------
                                                                 37,980
                  Less valuation allowance                      (37,980)
                                                               --------

                     Net deferred tax asset (liability)        $     --
                                                               ========

                  At December 31, 2000, their were no timing differences; accordingly, deferred tax assets or liabilities have not been recorded.

NOTE  6 -         LITIGATION

                  At December 31, 2001 and 2000, their was no pending litigation against the Company.

                         NETFRAN DEVELOPMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE  7 -         EARNINGS (LOSS) PER SHARE

                  Basic earnings (loss) per share ("EPS"), was computed by dividing net loss by the weighted average number of shares outstanding during the period. For the year ended December 31, 2001 and the period from inception of operations, March 7, to December 31, 2000, the Company did not issue stock warrants, stock options, or certain other transactions that would have a dilutive effect on EPS.

                  The following is the calculation of loss per share:

                                                                                               March 7,
                                                                       Year ended              2000 to
                                                                      December 31,           December 31,
                                                                           2001                  2000
                                                                       -----------           -----------
                  Basic earnings (loss) per common share:
                     Numerator

                         Net loss before extraordinary items
                           applicable to common stockholder            $  (192,189)          $   (66,403)

                         Extraordinary items, net                               --                    --
                                                                       -----------           -----------

                         Loss applicable to common
                           stockholder                                 $  (192,189)          $   (66,403)
                                                                       ===========           ===========

                     Denominator
                         Weighted average common shares                  3,340,088             3,340,088
                                                                       -----------           -----------
                         Basic EPS                                     $      (.06)          $      (.02)
                                                                       ===========           ===========

                  Diluted earnings (loss) per common share:
                     Numerator

                         Net loss before extraordinary items
                             applicable to common stockholder          $  (192,189)          $   (66,403)

                         Extraordinary items, net                               --                    --
                                                                       -----------           -----------

                         Loss applicable to common
                             stockholder                               $  (192,189)          $   (66,403)
                                                                       ===========           ===========

                     Denominator
                         Weighted average common shares                  3,340,088             3,340,088
                                                                       ===========           ===========
                         Diluted EPS                                   $      (.06)          $      (.02)
                                                                       ===========           ===========

                         NETFRAN DEVELOPMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE  8  -        INITIAL MATERIALS FRANCHISE FEE REVENUE AND MARKETING AND
                  BUSINESS DEVELOPMENT REVENUE

                  For the year ended December 31, 2001, and the period from inception of operations, March 7, 2000, to December 31, 2000, all franchise fee revenue was derived from initial franchise fees. Furthermore, all franchise sales were individual franchise sales. There were no regional or area franchise sales. When an individual franchise is sold, the Company agrees to provide certain services to the franchisee. Generally, these services include initial training and support services, and are usually performed within the first six months of selling the franchise. Any additional services required by the franchisee is provided by Netvertise, Inc. At December 31, 2001 and 2000, the Company had substantially provided all necessary training and support services to existing franchisees.

                  The Company anticipates substantial growth of franchise sales; however, franchise sales do reach a saturation point, and accordingly, revenue from franchise sales may decline in the future.

                  The Company requires its franchisees to purchase from the Company certain marketing and business development materials. For the year ended December 31, 2001 and the period from inception of operations, March 7, 2000, to December 31, 2000, the Company derived revenues in the amount of $5,704 and $11,000, respectively from the sale of such materials to its franchisees.

NOTE  9  -        RELATED PARTY TRANSACTIONS

                  The Company shares facilities and certain personnel with Netvertise, Inc.; accordingly, overhead costs are allocated between the two companies. For the year ended December 31, 2001, and the period from inception of operations, March 7, 2000, to December 31, 2000, the Company incurred shared overhead costs in the amount of $33,600 and $16,800, respectively.

                  At December 31, 2001 and 2000, included on the balance sheet under the caption "due to affiliate" is $488,041 and $135,742, respectively, of various expenditures paid by Netvertise on behalf of the Company.

                  During 2001, the Company's sole shareholder transferred all of his shares of common stock of the Company to Netvertise.

                  During 2000, an officer of the Company, who was the sole shareholder at the time, contributed services without compensation. The value of the services amounted to $70,370, has been reflected in the statement of income as a component of salaries and wages, and on the balance sheet as a capital contribution.

                         NETFRAN DEVELOPMENT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE 10  -        SELECTED QUARTERLY DATA (UNAUDITED)

                  Following is a summary of the Company's quarterly results of operations January 1, 2001 to December 31, 2001 and from inception of operations, March 7, 2000 to December 31, 2000:

                                          First            Second              Third               Fourth            December 31,
         Calendar year 2001             Quarter            Quarter             Quarter             Quarter               2001
                                       ---------         ----------          -----------         ------------        ------------

         Revenues                      $  155,872        $   110,120         $   152,007         $   274,627         $   692,626
         Operating loss (income)       $    5,420        $  (160,151)        $   (20,955)        $   (16,503)        $  (192,189)
         Net loss                      $    5,420        $  (160,151)        $   (20,955)        $   (16,503)        $  (192,189)
         Earnings (loss) per
           share:
           Basic                       $     .002        $     (.051)        $     (.006)        $     (.005)        $      (.06)
                                       ==========        ===========         ===========         ===========         ===========

           Weighted average shares      3,340,088          3,340,088           3,340,088           3,340,088           3,340,088
                                       ==========        ===========         ===========         ===========         ===========

           Diluted                     $     .002        $     (.051)        $     (.006)        $     (.005)        $      (.06)
                                                         ===========         ===========         ===========         ===========
            Weighted average shares     3,340,088          3,340,088           3,340,088           3,340,088           3,340,088
                                       ==========        ===========         ===========         ===========         ===========


                                   (From Inception)                                                                 From Inception
                                    of operations                                                                   of operations
                                   March 7-March 31)                                                                   March 7-
                                        First              Second               Third              Fourth             December 31
       December 31, 2000                Quarter            Quarter              Quarter            Quarter              2000
       -----------------           -----------------     -----------         -----------         -----------       ---------------
         Revenues                    $        --         $    40,000         $   128,380         $    88,666         $   257,046
         Operating loss              $   (17,204)        $   (23,187)        $    (9,181)        $   (16,831)        $   (66,403)
         Net loss                    $   (17,204)        $   (23,187)        $    (9,181)        $   (16,831)        $   (66,403)
          Earnings (loss) per
           share:
           Basic                     $     (.005)        $     (.007)        $     (.003)        $     (.005)        $      (.02)
                                     ===========         ===========         ===========         ===========         ===========

         Weighted average
           shares                      3,340,088           3,340,088           3,340,088           3,340,088           3,340,088
                                     ===========         ===========         ===========         ===========         ===========
         Diluted                     $     (.005)        $     (.007)        $     (.003)        $     (.005)        $      (.02)
                                     ===========         ===========         ===========         ===========         ===========
         Weighted average
           shares                      3,340,088           3,340,088           3,340,088           3,340,088           3,340,088
                                     ===========         ===========         ===========         ===========         ===========


NOTE 11 -         SUBSEQUENT EVENT

                  Subsequent to December 31, 2001, Netvertise had made a loan to the Company in the amount of $250,000 to fund operations. The note bears interest at 7%, payments of interest only on a quarterly basis, ballooning in two years.

NOTE 12 -         RECLASSIFICATION

                  For comparative purposes, certain items in the 2000 financial statements have been reclassified to conform to the 2001 presentations.

                         NETFRAN DEVELOPMENT CORPORATION

                                  BALANCE SHEET
                              March 31, 2001 & 2002
                                   (Unaudited)


                                                                           March  31,      March 31,
                                                                             2002            2001
                                                                           ---------       ---------
                                     ASSETS

CURRENT ASSETS
     Cash                                                                  $ 560,012       $ 212,554
     Notes and accounts receivable                                            32,349          60,166
     Prepaid expenses                                                          7,303           8,900
                                                                           ---------       ---------
                 Total current assets                                      $ 599,664       $ 281,620

PROPERTY AND EQUIPMENT - NET                                                   5,273           1,508

LONG-TERM PORTION - note receivable, net                                       2,150          20,372
                                                                           ---------       ---------
                  Total assets                                             $ 607,087       $ 303,500
                                                                           =========       =========



                 LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY


CURRENT LIABILITIES
     Accounts payable and accrued expenses                                 $  67,400       $  12,876
     Due to affiliate                                                        499,177         206,236
                                                                           ---------       ---------
                 Total current liabilities                                 $ 566,577       $ 219,112

LONG TERM LIABILITIES
     Note payable - affiliate                                                250,000             -0-
                                                                           ---------       ---------

                 Total liabilities                                         $ 816,577       $ 219,112
                                                                           ---------       ---------

SHAREHOLDER'S EQUITY

     Common stock, $.001 par value, 50,000,000 shares
     authorized, 3,340,088 shares issued and outstanding                   $   3,340       $   3,340
     Paid-in capital                                                         142,030         142,030
     Retained earnings (deficit)                                            (354,860)        (60,982)
                                                                           ---------       ---------
                 Total stockholder's (deficit) equity                      $(209,490)      $  84,388
                                                                           ---------       ---------

                 Total liabilities and stockholder's (deficit) equity      $ 607,087       $ 303,500
                                                                           =========       =========


                 See accompanying notes to financial statements

                         NETFRAN DEVELOPMENT CORPORATION

                               STATEMENT OF INCOME
                  For the periods ending March 31, 2001 & 2002
                                   (Unaudited)


                                                        March  31,      March 31,
                                                          2002            2001
                                                        ---------       ---------
REVENUES
     Initial franchise fees                             $  60,000       $ 148,000
     Marketing and business development materials          13,159           1,270
     Royalty and advertising fees                          12,620           3,947
     Other Income                                           5,000             -0-
     Interest income                                        1,130           2,655
                                                        ---------       ---------
                 Total revenues                         $  91,909       $ 155,872

COSTS AND EXPENSES
     Advertising                                        $  37,271       $  83,475
     Conventions and seminars                               5,158             -0-
     Depreciation                                             585             -0-
     General and administrative                             9,657           2,989
     Licenses, permits and taxes                              -0-           3,400
     Marketing and business development materials          13,159           1,270
     Overhead costs                                         8,400           8,400
     Professional fees                                      6,386           6,149
     Salaries and wages                                    77,662          24,187
     Training/materials                                    15,959          16,467
     Travel                                                13,939           4,115
                                                        ---------       ---------
                 Total costs and expenses               $ 188,176       $ 150,452
                                                        ---------       ---------

                 Income (loss) before income taxes        (96,267)          5,420

PROVISION FOR INCOME TAXES                                    -0-             -0-

NET  INCOME (LOSS)                                      $ (96,267)      $   5,420
                                                        =========       =========

Basic Net Earnings Per Share                            $    (.03)      $     .00
                                                        =========       =========

Diluted Net Earnings Per Share                          $    (.03)      $     .00
                                                        =========       =========



                 See accompanying notes to financial statements

                         NETFRAN DEVELOPMENT CORPORATION

                             STATEMENT OF CASH FLOWS
                  For the periods ending March 31, 2001 & 2002
                                   (Unaudited)


                                                      Jan 1 to       Jan 1 to
                                                      March  31,     March 31,
                                                        2002            2001
                                                     ---------       ---------

OPERATING ACTIVITIES

Net Income (Loss)                                    $ (96,267)      $   5,420

Adjustments to reconcile net income to net cash provided by operations:

Accounts receivable                                     76,580         (54,343)
Prepaid expenses                                        18,482          20,890
Property and equipment - net                               585          (1,508)
Long-term portion - note receivable                      1,036          (5,992)
Accounts payable                                        (2,554)        (20,033)
Refundable franchise deposit                            (5,000)            -0-
Due to affiliate - short term                           11,136          70,494
                                                     ---------       ---------
NET CASH INCREASE PROVIDED
BY OPERATING ACTIVITIES                                  3,998          14,928

FINANCING ACTIVITIES
Due to affiliate - long term                           250,000             -0-
                                                     ---------       ---------
NET CASH INCREASE PROVIDED
BY FINANCING ACTIVITIES                                250,000             -0-

Cash at January 1, 2002, 2001                          306,014         197,626
                                                     ---------       ---------
Cash at March 31, 2002, 2001                         $ 560,012       $ 212,554












                 See accompanying notes to financial statements

                         NETFRAN DEVELOPMENT CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 2002


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the audited financial statements and footnotes for the years ending December 31, 2001 and 2000 included in the Company's Form SB-2, as amended.



NOTE 2 - ORGANIZATION AND TRANSACTIONS WITH AFFILIATES

The Company was organized to market Netspace franchises which provide internet web design, hosting, updating, maintenance and related services to businesses and individuals. The Netspace system was developed by Netvertise, Inc., a related company.

Netfran receives revenues from the sale of the franchises and from royalties paid by the franchise holders. Netvertise expects to profit from the sale of services to the ultimate users of the Netspace system. Netfran did not compensate Netvertise for the right to sell the franchises.

The Company shares facilities and certain personnel with related companies. Allocated overhead costs of $8,400.00 were paid by Netfran in both 2001 and 2002. As of balance sheet date, $499,177 in 2002 and $206,236 in 2001 was due to related companies for expenses paid by the related companies on behalf of Netfran.

NOTE 3 - NOTE PAYABLE-AFFILIATE

Note payable to affiliate is due March 6, 2004 and bears interest payable quarterly at 7% per annum from March 6, 2002.

                     DEALER PROSPECTUS DELIVERY OBLIGATION


         UNTIL __________, 2002 (90 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3)

         Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

         A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

         Reference is hereby made to Article IX of Registrant's By-laws which is filed as Exhibit 3.2 and Article VI of the Articles of Incorporation which is filed as Exhibit 3.1. Under such provisions the Registrant is required to indemnify its officers and directors to the fullest extent such indemnification may be made under the provisions of the Florida Business Corporation Act.

         Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

               Registration Fee                           $    20
               Printing Expenses*                           1,500
               Legal Fees and Expenses*                    30,000
               Accounting Fees and Expenses*                5,000
               Blue Sky Fees and Expenses*                    -0-
               Transfer Agent Fees and Expenses*            1,000
               Misc.*                                       1,000
                                                          -------
               Total                                      $38,520
                                                          =======

--------
*Estimated

         Item 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following provides information concerning all sales of securities within the last three years which were not registered under the Securities Act of 1933.

         In January 2000, we issued 3,340,088 shares of our common stock to Elliot Krasnow, an accredited investor, for $75,000 in connection with the founding of the corporation. Such shares were issued without registration under the Securities Act of 1933 pursuant to an exemption under Section 4(2) of the Act. Mr. Krasnow signed an investment letter and the shares contain a restrictive legend.

         In April 2001, we issued 33,738 shares of our common stock to Joel Bernstein, a sophisticated investor, for legal services valued at $810 pursuant to a written agreement. Such services were provided Netfran. Such services were not in connection with the offer or sale of securities in a capital revising transaction or to promote or maintain a market for Netfran's securities. These were the only sales under Rule 701 and did not exceed the maximum allowable amount of $1 million of Rule 701(d)(2)(i). Such shares were issued without registration under the Securities Act of 1933 pursuant to an exemption from registration under Rule 701 under the Act. Mr. Bernstein acknowledge the shares were not registered under the Securities Act of 1933 and agreed to dispose of them only in compliance with the requirements of the Act.

Item 16. Exhibits and Financial Statement Schedules


NUMBER      DESCRIPTION
------      -----------

3.1         Articles of Incorporation(1)

3.2         By-laws(1)

5.1 Legal Opinion of Joel Bernstein, Esq., P.A. regarding the legality of the securities being issued(1)

10.1        Standard Franchise Agreement(1)

10.2        Agreement between Registrant and Netvertise, Inc.(2)

10.3        Commission agreement with Dellray Lefevere(3)

10.4        Revised Standard Franchise Agreement

10.5 Agreement between Registrant and Netvertise concerning contribution to capital.

10.6        Promissory Note made by Registrant to Netvertise, Inc.

24.1        Consent of Joel Bernstein, Esq., P.A. is included in Exhibit 5.1(1)

24.2        Consent of McClain & Company, L.C.

(1)  Filed with original filing.
(2)  Filed with Amendment 1.
(3)  Filed with Amendment 2.




Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication n of such issue.

         The undersigned Registrant hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution;

         (2) For determining any liability under the Securities Act, treat information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

         (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement; and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aventura, State of Florida, on June 27, 2002.


                                            NETFRAN DEVELOPMENT CORP.



                                            By: /s/ ELLIOT KRASNOW
                                               --------------------------------
                                                  Elliot Krasnow, President
                                                  Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                            TITLE                            DATE
---------                            -----                            ----

/s/ Elliot Krasnow            President and Director              June 27, 2002
                              (Chief executive officer)

/s/ Robert Steinberg          Treasurer, Director                 June 27, 2002
                              (Chief accounting officer and
                              Chief financial officer)

/s/ Dellray Lefevere          Director                            June 27, 2002